Exhibit 107.1

Calculation of Filing Fee

Form S-8

(Form Type)

Enliven Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Registrant’s Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”)	Other	1,857,489 (2)	$12.88 (3)	$23,924,458.32	0.00014760	$3,531.26

Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”)	Other	407,133 (4)	$10.95 (5)	$4,458,106.35	0.00014760	$658.02

Total Offering Amounts					$28,382,564.67		$4,189.28

Total Fee Offsets							—

Net Fee Due							$4,189.28
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable with respect to the securities identified in the above table under the 2020 Plan and the 2020 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents an automatic increase of 1,857,489 on January 1, 2024 to the number of shares of Common Stock reserved for issuance under the 2020 Plan for issuance upon the exercise or settlement of awards that may be granted under the 2020 Plan, which annual increase is provided for in the 2020 Plan.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $12.88 per share, which is the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Select Market, on March 12, 2024, which date is within five business days prior to the filing of this Registration Statement.

(4)

Represents an automatic increase of 407,133 on January 1, 2024 to the number of shares of Common Stock reserved for issuance under the 2020 ESPP, which annual increase is provided for in the 2020 ESPP.

(5)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $10.95 per share, which is the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Select Market, on March 12, 2024, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the minimum percentage of the price per share applicable to purchases under the 2020 ESPP. Pursuant to the 2020 ESPP, the purchase price of the Common Stock reserved for issuance thereunder will be 85% of the lesser of the closing price of the common stock on (i) the first business day of the applicable offering period and (ii) the last business day of the applicable offering period.